Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:	§	Chapter 11
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CJ HOLDING CO., et al.,[1]	§	Case No. 16-33590 (DRJ)
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Debtors.	§	(Jointly Administered)
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SECOND AMENDED JOINT PLAN OF REORGANIZATION (AS MODIFIED) OF CJ HOLDING

COMPANY, ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Stephen Thomas Schwarzbach Jr. (Texas Bar No. 24079288)	Bernard Given II (Texas Bar No. 07990180)
KIRKLAND & ELLIS LLP	Lance Jurich (admitted pro hac vice)
600 Travis Street, Suite 3300	LOEB & LOEB LLP
Houston, Texas 77002	10100 Santa Monica Boulevard, Suite 2200
Telephone: (713) 835-3600	Los Angeles, California 90067
Facsimile: (713) 835-3601	Telephone: (310) 282-2000
Facsimile: (310) 282-2200
- and -

James H.M. Sprayregen, P.C.
Marc Kieselstein, P.C. (admitted pro hac vice)
Chad J. Husnick (admitted pro hac vice)
Emily E. Geier (admitted pro hac vice)
KIRKLAND & ELLIS LLP
300 North LaSalle
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200

Co-Counsel to the Debtors and Debtors in Possession

Dated: December 15, 2016

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number (if any), are: CJ Holding Co. (4586); Blue Ribbon Technology Inc. (6338); C&J Corporate Services (Bermuda) Ltd.; C&J Energy Production Services-Canada Ltd.; C&J Energy Services, Inc. (3219); C&J Energy Services Ltd.; C&J Spec-Rent Services, Inc. (0712); C&J VLC, LLC (9989); C&J Well Services Inc. (5684); ESP Completion Technologies LLC (4615); KVS Transportation, Inc. (2415); Mobile Data Technologies Ltd.; Tellus Oilfield Inc. (2657); Tiger Cased Hole Services Inc. (7783); and Total E&S, Inc. (5351). The location of the Debtors’ service address is 3990 Rogerdale, Houston, Texas 77042.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	13
C.	Computation of Time	14
D.	Governing Law	14
E.	Reference to Monetary Figures	14
F.	Reference to the Debtors or the Reorganized Debtors	14
G.	Controlling Document	14

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		15
A.	Administrative Claims	15
B.	DIP Facility Claims	15
C.	Payment of Fees and Expenses Under DIP Orders or RSA	16
D.	Professional Fee Claims	16
E.	Priority Tax Claims	17

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		17
A.	Classification of Claims and Interests	17
B.	Treatment of Claims and Interests	18
C.	Special Provision Governing Unimpaired Claims	22
D.	Elimination of Vacant Classes	22
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	22
F.	Intercompany Interests	22
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	23
H.	Controversy Concerning Impairment	23
I.	Subordinated Claims	23

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		23
A.	General Settlement of Claims and Interests	23
B.	Restructuring Transactions	24
C.	Reorganized Debtors	24
D.	Sources of Consideration for Plan Distributions	24
E.	Corporate Existence	25
F.	Vesting of Assets in the Reorganized Debtors and Unsecured Claims Representative	25
G.	Cancellation of Existing Securities and Agreements	26
H.	Corporate Action	26
I.	New Organizational Documents	27
J.	Directors and Officers of the Reorganized Debtors	27
K.	Effectuating Documents; Further Transactions	27
L.	Section 1146 Exemption	27
M.	Director and Officer Liability Insurance	28
N.	Management Incentive Program	28
O.	Employee and Retiree Benefits	28
P.	Preservation of Causes of Action	28

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		29
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	29
B.	Indemnification Obligations	30
C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	30
D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	30
E.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	31
F.	Insurance Policies	31

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G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	31
H.	Reservation of Rights	32
I.	Nonoccurrence of Effective Date	32
J.	Contracts and Leases Entered Into After the Petition Date	32

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		32
A.	Timing and Calculation of Amounts to Be Distributed	32
B.	Disbursing Agent	32
C.	Rights and Powers of Disbursing Agent	33
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	33
E.	Manner of Payment	34
F.	Distributions to Holders of Class 6 General Unsecured Claims	34
G.	Section 1145 Exemption	37
H.	Compliance with Tax Requirements	38
I.	Allocations	38
J.	No Postpetition Interest on Claims	38
K.	Foreign Currency Exchange Rate	38
L.	Setoffs and Recoupment	38
M.	Claims Paid or Payable by Third Parties	39

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		39
A.	Allowance of Claims	39
B.	Claims Administration Responsibilities	39
C.	Estimation of Claims and Interests	40
D.	Adjustment to Claims or Interests without Objection	40
E.	Time to File Objections to Claims	40
F.	Disallowance of Claims or Interests	40
G.	Amendments to Claims or Interests	40
H.	No Distributions Pending Allowance	41
I.	Distributions After Allowance	41

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		41
A.	Discharge of Claims and Termination of Interests	41
B.	Release of Liens	41
C.	Releases by the Debtors	42
D.	Releases by Holders of Claims and Interests	42
E.	Exculpation	43
F.	Injunction	43
G.	SEC Rights Reserved	44
H.	Protections Against Discriminatory Treatment	44
I.	Document Retention	44
J.	Reimbursement or Contribution	44

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		45
A.	Conditions Precedent to the Effective Date	45
B.	Waiver of Conditions	46
C.	Effect of Failure of Conditions	46

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		46
A.	Modification and Amendments	46
B.	Effect of Confirmation on Modifications	47
C.	Revocation or Withdrawal of Plan	47

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ARTICLE XI. RETENTION OF JURISDICTION		47

ARTICLE XII. MISCELLANEOUS PROVISIONS		49
A.	Immediate Binding Effect	49
B.	Additional Documents	49
C.	Payment of Statutory Fees	49
D.	Statutory Committee and Cessation of Fee and Expense Payment	49
E.	Reservation of Rights	49
F.	Successors and Assigns	49
G.	Notices	50
H.	Term of Injunctions or Stays	50
I.	Entire Agreement	51
J.	Exhibits	51
K.	Nonseverability of Plan Provisions	51
L.	Votes Solicited in Good Faith	51
M.	Closing of Chapter 11 Cases	51
N.	Waiver or Estoppel	52
O.	Conflicts	52

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INTRODUCTION

The Debtors propose this Plan for the resolution of the outstanding claims against and interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and accomplishments during the Chapter 11 Cases, and projections of future operations, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS OR INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Fee Claims in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911-1930.

2. “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be 30 days after the Effective Date.

3. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code. With respect to any Person that is not a Debtor, the term “Affiliate” shall apply to such Person as if the Person were a Debtor.

4. “Allowed” means, with respect to any Claim, except as otherwise provided in the Plan: (a) a Claim that is evidenced by a Proof of Claim Filed by the Bar Date (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that, with respect to such Claim, no objection to the allowance thereof has been interposed by any party in interest within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt: (x) a Proof of Claim Filed after the Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-filed Claim; (y) notwithstanding anything to the contrary herein, the definition of “Allowed” herein and therein incorporates by reference the terms of paragraph 22 of the interim DIP Facility Order and any equivalent provision in any subsequent order approving the DIP motion on a final basis, including that there shall be no requirement that the Credit Agreement Agent or any Lender File a Proof of Claim in respect of any Lender Claim in order for such Lender Claim to be allowed;

provided, however, that the Credit Agreement Agent is authorized but not directed to file a Master Proof of Claim (as defined in the interim DIP Facility Order) against each of the Debtors; and (z) the Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law. “Allow” and “Allowing” shall have correlative meanings.

5. “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code, or under similar or related state or federal statutes and common law.

6. “Backstop Commitment Agreement” means that certain agreement to be entered into by the Debtors and the Backstop Parties, pursuant to which, among other things, (a) the Backstop Parties shall backstop the Rights Offering, (b) the Backstop Parties shall receive the Backstop Fee and (c) the Rights Offering Shares shall be issued at a price that reflects a discount of 20% to Plan Value (provided, that Plan Value shall not be greater than $750 million).

7. “Backstop Fee” means the commitment premium, approved pursuant to the Confirmation Order, of five percent of the $200 million committed amount payable in New Common Stock (issued at the same price as the Rights Offering Shares) to the Backstop Parties on the Effective Date.

8. “Backstop Parties” means certain Supporting Creditors, including certain funds or accounts managed or advised by (a) Ascribe Capital LLC, (b) Blue Mountain Capital Management, LLC, (c) GSO Capital Partners LP, (d) Solus Alternative Asset Management LP, (e) Silver Point Capital L.P., and (f) Symphony Asset Management LLC, that have agreed to backstop the Rights Offering and are signatories to the Backstop Commitment Agreement, solely in their capacities as such.

9. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532.

10. “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

11. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

12. “Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must be Filed with respect to such Claims, other than Administrative Claims, Claims held by Governmental Units, or other Claims or Interests for which the Bankruptcy Court entered an order excluding the holders of such Claims or Interests from the requirement of Filing Proofs of Claim.

13. “Beneficiaries” means “Beneficiaries,” as such term is defined in the Unsecured Creditor Agreement.

14. “Bermuda Act” means the Companies Act 1981.

15. “Bermudian Court” means a court of proper jurisdiction in Bermuda.

16. “Bermudian Debtors” means, collectively, C&J Energy and C&J Corporate Services (Bermuda) Ltd.

17. “Bermudian Proceedings” means the provisional liquidation proceeding under the Companies Act 1981.

18. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

19. “C&J Common Stock” means C&J Energy’s authorized and issued common stock outstanding as of the Effective Date.

20. “C&J Energy” means C&J Energy Services, Ltd.

21. “Canadian Court” means a court of proper jurisdiction in Alberta, Canada.

22. “Canadian Debtors” means, collectively, C&J Energy Production Services-Canada Ltd., and Mobile Data Technologies Ltd.

23. “Canadian Proceedings” means the ancillary proceedings under Part IV of the CCAA.

24. “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

25. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

26. “CCAA” means the Companies’ Creditors Arrangement Act (Canada) R.S.C. 1985, c. C-36 (as amended).

27. “Challenge Period” has the meaning set forth in the DIP Facility Order.

28. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

29. “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

30. “Claims and Balloting Agent” means Donlin, Recano & Company, the notice, claims, and solicitation agent retained by the Debtors in the Chapter 11 Cases by Bankruptcy Court order.

31. “Claims Register” means the official register of Claims maintained by the Claims and Balloting Agent.

32. “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

33. “Class 6 Disputed Claims Reserve” means a reserve for a portion of the Unsecured Creditor Recovery Pool to be held by the Unsecured Claims Representative for the benefit of the holders of Disputed Claims in Class 6, in an amount equal to the Plan Distributions such holders of Disputed Claims would be entitled to receive on the date the Unsecured Creditor Recovery Pool is distributed in accordance with Article VI.F of the Plan if such Disputed Claims were Allowed in their full amounts on such date (or, if applicable, the amounts of the Disputed Claims as estimated by the Bankruptcy Court pursuant to Article VII.C of the Plan).

34. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

35. “Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases [Docket No. 142].

36. “Company” means C&J Energy and each of its direct and indirect subsidiaries.

37. “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A of the Plan having been (a) satisfied or (b) waived pursuant to Article IX.B of the Plan.

38. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

39. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on confirmation of the Plan, pursuant to sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

40. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

41. “Consummation” means the occurrence of the Effective Date.

42. “Convenience Class Recovery Pool” means Cash in an amount not to exceed $2.5 million; provided, however, that any remaining Cash in the Convenience Class Recovery Pool after distributions to holders of Allowed Class 5 Claims shall be transferred to the Unsecured Creditor Recovery Pool.

43. “Credit Agreement” means the Credit Agreement, dated as of March 24, 2015, by and among C&J Energy, CJ Holding Co., CJ Lux Holdings S.a.r.l., the other guarantors from time to time party thereto, the Credit Agreement Agent, and the lenders from time to time party thereto (as amended and restated by that certain First Amendment to Credit Agreement dated as of the same date, as the Waiver and Second Amendment to Credit Agreement, dated as of September 29, 2015 and as the Third Amendment (Refinancing Amendment) to Credit Agreement dated as of September 29, 2015, and as further modified pursuant to that certain Temporary Limited Waiver Agreement, dated as of May 10, 2016, and the Second Forbearance Agreement).

44. “Credit Agreement Agent” means Cortland Capital Market Services LLC, in its capacity as successor administrative agent pursuant to the Credit Agreement Documents, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Credit Agreement and, as applicable, its predecessor administrative agent, Bank of America, N.A.

45. “Credit Agreement Documents” means, collectively, the Credit Agreement, each other Loan Document (as defined in the Credit Agreement), and all other agreements, documents, and instruments delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

46. “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

47. “Debtors” means, collectively, each of the following: C&J Energy, C&J Corporate Services (Bermuda) Ltd.; C&J Energy Production Services-Canada Ltd.; U.S. Holdco; Blue Ribbon Technology, Inc.; C&J Energy Services, Inc.; C&J Spec-Rent Services Inc.; C&J VLC, LLC; C&J Well Services Inc., ESP Completion Technologies LLC; KVS Transportation Inc.; Mobile Data Technologies Ltd.; Tellus Oilfield Inc.; Tiger Cased Hole Services, Inc.; and Total E&S, Inc.

48. “Deficiency Lender Claim” means a Lender Claim that is not a Secured Claim.

49. “DIP Facility” means a senior secured superpriority delayed draw term loan facility in an aggregate principal amount of $100 million, provided in connection with the DIP Facility Loan Agreement and approved by the Bankruptcy Court on a final basis pursuant to the DIP Facility Order.

50. “DIP Facility Agent” means Cortland Capital Market Services LLC, in its capacity as administrative agent under the DIP Facility Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Facility Loan Agreement.

51. “DIP Facility Claim” means a Claim held by the DIP Facility Lenders or the DIP Facility Agent arising under or relating to the DIP Facility Loan Agreement or the DIP Facility Order, including any and all fees, interests paid in kind, and accrued but unpaid interest and fees arising under the DIP Facility Loan Agreement.

52. “DIP Facility Lenders” means, collectively, (a) the DIP Facility Backstop Lenders and (b) the other Supporting Creditors party to the DIP Facility Loan Agreement that are not DIP Facility Backstop Lenders.

53. “DIP Facility Backstop Lenders” means certain of the Supporting Creditors, collectively, in their capacity as backstop lenders party to the DIP Facility Loan Agreement, including (a) Ascribe III Investments, LLC, (b) BLT 13 LLC, (c) Blue Mountain Credit Alternatives Master Fund L.P., (d) Blue Mountain Foinaven Master Fund L.P., (e) Blue Mountain Guadalupe Peak Fund L.P., (f) Blue Mountain Kicking Horse Fund L.P., (g) Blue Mountain Logan Opportunities Master Fund L.P., (h) Blue Mountain Montenvers Master Fund SCA SICAVSIF, (i) Blue Mountain Summit Trading L.P., (j) GSO Capital Solutions Fund II (Luxembourg) S.a.r.l., (k) Sola LTD, (l) Solus Opportunities Fund 5 LP, (m) Ultra Master Ltd, and (n) Solus Opportunities Fund 3 LP.

54. “DIP Facility Loan Agreement” means the Superpriority Secured Debtor-in-Possession Credit Agreement dated as of July 29, 2016, by and among C&J Energy Services Ltd and certain subsidiaries thereof, CJ Holding Co., the DIP Facility Agent, and the DIP Facility Lenders.

55. “DIP Facility Order” means, collectively, (a) the Interim Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) [Docket No. 67], (b) the Second Interim Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) and (III) Scheduling Final Hearing Pursuant to Bankruptcy Rules 4001(b) and (c) [Docket No. 113], and (c) the Final Order (I) Authorizing Debtors (A) to Obtain Postpetition Financing Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(b), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) and (B) to Utilize Cash Collateral Pursuant to 11 U.S.C. § 363, and (II) Granting Adequate Protection to Prepetition Secured Parties Pursuant to 11 U.S.C. §§ 361, 362, 363, 364 and 507(b) [Docket No. 497].

56. “DIP Facility Term Sheet” means the DIP Facility Term Sheet attached as Exhibit A-1 to the Restructuring Term Sheet.

57. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan (other than with respect to distributions to holders of Allowed Claims in Classes 5 and 6, which distributions shall be made solely by the Unsecured Claims Representative in his, her or its sole discretion).

58. “Disclosure Statement” means the Disclosure Statement Relating to the Second Amended Joint Plan of Reorganization of CJ Holding Co., et al., Pursuant to Chapter 11 of the Bankruptcy Code, dated November 3, 2016, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

59. “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement, the procedures for solicitation of the Disclosure Statement, and the Rights Offering Procedures, in form and substance acceptable to the Required Supporting Creditors.

60. “Disputed Claim” or “Disputed Interest” means any Claim or Interest that the Debtors or Reorganized Debtors, as applicable, believe is unliquidated, disputed, or contingent and which has not been Allowed by Final Order of a court of competent jurisdiction or by agreement with the Debtors or Reorganized Debtors, as applicable.

61. “Distribution Record Date” means other than with respect to publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing.

62. “Effective Date” means the date that is the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A. of the Plan have been satisfied or waived in accordance with Article IX.B. of the Plan, and (c) the Debtors, with the consent of the Required Supporting Creditors and the Committee, declare the Plan effective. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable thereafter.

63. “Employment Obligations” means any existing obligations to employees to be assumed, reinstated, or honored, as applicable, in accordance with Article IV.O of the Plan.

64. “Entity” means any entity, as defined in section 101(15) of the Bankruptcy Code.

65. “Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code, in a Debtor.

66. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

67. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq.

68. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

69. “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) any official committees appointed in the Chapter 11 Cases and each of their respective members; and (c) with respect to each of the foregoing, such Entity and its current and former Affiliates, and such Entity’s and its current and former Affiliates’ current and former equity holders, subsidiaries, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such.

70. “Exit Facility” means a senior secured revolving asset-based lending credit facility to be arranged and provided by one or more commercial lending institutions in a minimum amount of $100 million, on terms satisfactory to the Debtors or the Reorganized Debtors, as applicable, and the Required Supporting Creditors, to the extent the Debtors or Reorganized Debtors, the Backstop Parties, and the Required Supporting Creditors agree that such a facility is in the best interests of the Reorganized Debtors.

71. “Exit Facility Agent” means the administrative agent under the Exit Facility Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Facility Loan Agreement.

72. “Exit Facility Documents” means the Exit Facility and any other guarantee, security, and relevant documentation with respect to the Exit Facility, as applicable.

73. “Exit Facility Lenders” means those lenders party to the Exit Facility Loan Agreement.

74. “Exit Facility Loan Agreement” means that certain loan agreement memorializing the Exit Facility, which shall be entered into among one or more of the Debtors or the Reorganized Debtors (as applicable), certain affiliates thereof that are obligors under the Exit Facility, the Exit Facility Agent, and the Exit Facility Lenders.

75. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

76. “File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

77. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

78. “General Unsecured Claim” means any Unsecured Claim that is not an Unsecured Convenience Class Claim. For the avoidance of doubt, any Deficiency Lender Claim shall constitute a General Unsecured Claim.

79. “Governmental Unit” means any governmental unit, as defined in section 101(27) of the Bankruptcy Code.

80. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

81. “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

82. “Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor, excluding the Nabors Claim.

83. “Intercompany Interest” means, other than an Interest in C&J Energy, (a) an Interest in one Debtor or non-Debtor subsidiary held by another Debtor or non-Debtor subsidiary or (b) an Interest in a Debtor or a non-Debtor subsidiary held by an Affiliate of a Debtor or a non-Debtor subsidiary.

84. “Interest” means any Equity Security in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

85. “Interest Holder New Warrants” means the 7-year, net share settled warrants to acquire up to two percent of the New Common Stock on a fully diluted basis at a strike price of $1.55 billion, which shall be issued in accordance with the Plan to holders of Interests in C&J Energy on the Effective Date on the terms set forth in the Warrant Agreement.

86. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

87. “Lender” means each lender under the Credit Agreement.

88. “Lender Claim” means a Claim arising under, derived from, or based upon the Credit Agreement.

89. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

90. “Liquidating Trust” shall mean the entity created pursuant to the Unsecured Creditor Agreement.

91. “Management Incentive Plan” means that certain post-Effective Date management incentive plan that shall provide for ten percent of the New Common Stock, on a fully diluted basis, to be issued to management of the Reorganized Debtors after the Effective Date at the discretion of the New Board and on terms to be determined by the New Board (including with respect to allocation, timing and structure of such issuance and the Management Incentive Plan).

92. “Merger” means those certain transactions on or around March 24, 2015, by and among the predecessors to the Debtors and the completion and production business of Nabors, effectuating a merger of such entities, excluding (a) that certain Separation Agreement, dated as of June 25, 2014, by and between Nabors Industries Ltd. and Nabors Red Lion Limited, (b) that certain Tax Matters Agreement, dated as of March 24, 2015, by and between Nabors Industries Ltd. and Nabors Red Lion Limited, and (c) that certain Global Alliance Agreement, dated as of March 24, 2015, by and between Nabors Red Lion Limited and Nabors Industries, Ltd., in each case as amended, supplemented, or otherwise modified prior to the Petition Date.

93. “Mineral Contractor Claim” means a Claim that is secured by, or in the reasonable judgment of counsel to the Company may be secured by, a lien on property of a customer of the Debtors arising under chapter 56 of the Texas Property Code, or any similar federal, state, or local law, whether or not such Claim is or may be secured by a lien on property of the Debtors.

94. “Nabors” means Nabors Industries Ltd. and its subsidiaries and Affiliates other than the Debtors.

95. “Nabors Claim” means any and all Claims held by Nabors as of the Petition Date.

96. “New Board” means the board of directors of the Reorganized Debtors on and after the Effective Date to be appointed by the Supporting Creditors, in consultation with the Reorganized Debtors’ management, and the identities of the directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of filing, provided, however, that the Reorganized Debtors’ chief executive officer shall be a member of the New Board and the remainder of the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

97. “New Common Equity Pool” means 100% of the New Common Stock issued and outstanding on the Effective Date to be distributed to the holders of Allowed Secured Lender Claims in accordance with the Plan, subject to dilution on account of the Management Incentive Plan, the Rights Offering, the Backstop Commitment Agreement, the Backstop Fee, and the New Warrants (as applicable).

98. “New Common Stock” means common stock of Reorganized C&J Energy.

99. “New Money Investment” means the $200 million gross new money investment in the Reorganized Debtors to be funded pursuant to the Rights Offering (backstopped by the Backstop Parties) in exchange for the Rights Offering Shares.

100. “New Warrants” means, collectively: (a) the Unsecured Creditor New Warrants; and (b) the Interest Holder New Warrants.

101. “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with the Restructuring Term Sheet and section 1123(a)(6) of the Bankruptcy Code (as applicable), and shall be included in the Plan Supplement, provided, that the New Organizational Documents are otherwise acceptable to the Debtors and the Backstop Parties.

102. “Non-Debtor Loan Party” means each borrower and each guarantor under the Credit Agreement that is not a Debtor.

103. “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

104. “Other Secured Claim” means any Secured Claim, other than a Lender Claim or a DIP Facility Claim, including any Secured Tax Claim or any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

105. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

106. “Petition Date” means July 20, 2016, the date on which the Debtors commenced the Chapter 11 Cases.

107. “Plan” means this Second Amended Joint Plan of Reorganization of CJ Holding Company, et al. Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement, which is incorporated herein by reference.

108. “Plan Distribution” means a payment or distribution to holders of Allowed Claims, Allowed Interests, or other eligible Entities under the Plan.

109. “Plan Settlement” means the good faith compromise and settlement of all Claims, Interests, and controversies as described in Article IV.A of the Plan.

110. “Plan Settlement Parties” means, collectively: (a) the Debtors; (b) the Committee; and (c) the Supporting Creditors, each of which are party to the Plan Settlement.

111. “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, (a) in form and substance satisfactory to the Debtors and the Required Supporting Creditors and (b) as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors no later than five days before the Voting Deadline or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) New Organizational Documents; (b) Exit Facility Documents; (c) Schedule of Rejected Executory Contracts and Unexpired Leases; (d) Schedule of Assumed Executory Contracts and Unexpired Leases; (e) Schedule of Retained Causes of Action; (f) the Backstop Commitment Agreement (including the Rights Offering Procedures attached thereto); (g) the Warrant Agreement; (h) the Registration Rights Agreement; and (i) the Unsecured Creditor Agreement; provided, however, that the documents set forth in clauses (e), (g), and (i) shall be in form and substance satisfactory to the Committee.

112. “Plan Value” means the total settled plan enterprise value, provided, that the Plan Value shall be no greater than $750 million.

113. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

114. “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

115. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

116. “Professional Fee Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses of Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.C of the Plan.

117. “Professional Fee Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

118. “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Fee Amount.

119. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases by the applicable Bar Date.

120. “Registration Rights Agreement” means the registration rights agreement to be entered into among Reorganized C&J Energy and certain holders of Allowed Secured Lender Claims.

121. “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

122. “Released Party” means collectively, and in each case in its capacity as such: (a) the Supporting Creditors; (b) the Backstop Parties; (c) the Credit Agreement Agent; (d) the Lenders; (e) the DIP Facility Lenders; (f) the DIP Facility Agent; (g) the Exit Facility Lenders; (h) the Exit Facility Agent; (i) the Committee and its members; (j) Nabors; and (k) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (j), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.

123. “Releasing Parties” means collectively, (a) the Supporting Creditors, (b) the Backstop Parties, (c) the DIP Facility Lenders, (d) the Credit Agreement Agent, (e) the Lenders, (f) the DIP Facility Agent, (g) the Committee and its members (h) Nabors; (i) all holders of Claims, (j) all holders of Interests, and (k) with respect to each of the Debtors, the Reorganized Debtors, and each of the foregoing entities in clauses (a) through (j), such Entity and its current and former Affiliates and subsidiaries, and such Entities’ and their current and former Affiliates’ and subsidiaries’ current and former directors, managers, officers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, and assigns, subsidiaries, and each of their respective current and former equity holders, officers, directors, managers, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such collectively.

124. “Reorganized C&J Energy” means, on or after the Effective Date, (a) C&J Energy (which may change its name from C&J Energy Services Ltd. or jurisdiction of incorporation from Bermuda to a name or jurisdiction of incorporation, respectively, that shall be set forth in the Plan Supplement) or, if applicable, (b) any (i) successor or assign, by merger, consolidation, or otherwise (including any newly established corporation, partnership, or limited liability company) or (ii) other Reorganized Debtor designated to issue the New Common Stock, in each case as set forth in the Plan Supplement.

125. “Reorganized Debtors” means, collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

126. “Required Supporting Creditors” means, at any relevant time, the Supporting Creditors holding more than 50.0% of the aggregate outstanding principal amount of the Total Credit Exposure (as defined in the Credit Agreement) held by Supporting Creditors.

127. “Restructuring Term Sheet” means the Restructuring Term Sheet attached as Exhibit A to the RSA, dated as of July 8, 2016, by and among the Debtors and the Supporting Creditors, as amended pursuant to that certain Amended and Restated Restructuring Term Sheet, dated July 14, 2016, and as may be further amended, modified, or supplemented from time to time, in accordance with its terms.

128. “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

129. “Rights Offering” means the rights offering in respect of the Rights Offering Shares that is backstopped by the Backstop Parties in connection with the Restructuring Transactions pursuant to the Backstop Commitment Agreement and in accordance with the Rights Offering Procedures.

130. “Rights Offering Procedures” means the procedures governing the Rights Offering attached as an exhibit to the Backstop Commitment Agreement.

131. “Rights Offering Shares” means the shares of New Common Stock issued in accordance with the Rights Offering and subject to the terms of the Backstop Commitment Agreement and the Rights Offering Procedures, at a price that reflects a discount of 20% to Plan Value (provided that Plan Value shall be no greater than $750 million).

132. “RSA” means that certain Restructuring Support and Lock-Up Agreement, dated as of July 8, 2016, by and among the Debtors and the Supporting Creditors, as amended pursuant to that certain First Amendment to Restructuring Support and Lock-Up Agreement, dated July 14, 2016, and as may be further amended, modified, or supplemented from time to time, in accordance with its terms.

133. “Schedule of Assumed Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time with the consent (such consent not to be unreasonably withheld) of the Required Supporting Creditors and the Debtors.

134. “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time with the consent (such consent not to be unreasonably withheld) of the Required Supporting Creditors and the Debtors.

135. “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, which shall be acceptable to the Debtors, the Required Supporting Creditors, and the Committee, and as the same may be amended, modified, or supplemented from time to time with the consent of the Required Supporting Creditors, the Debtors and the Committee.

136. “Schedules” means, collectively, the schedules of assets and liabilities, Schedule of Assumed Executory Contracts and Unexpired Leases, Schedule of Rejected Executory Contracts and Unexpired Leases, Schedule of Retained Causes of Action, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.

137. “SEC” means the U.S. Securities and Exchange Commission.

138. “Second Forbearance Agreement” means that certain Second Forbearance Agreement, dated as of June 30, 2016, as amended on July 15, 2015, and as may be further amended, modified, or supplemented from time to time, in accordance with its terms.

139. “Secured Claim” means a Claim: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

140. “Secured Lender Claim” means a Secured Claim that is a Lender Claim.

141. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

142. “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law.

143. “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

144. “Subscription Rights” means the rights to purchase Rights Offering Shares as set forth in the Rights Offering Procedures.

145. “Subordinated Securities Claim” means a Claim of the type described in and subject to subordination pursuant to section 510(b) of the Bankruptcy Code.

146. “Supporting Creditors” means each lender (or certain designated affiliates thereof) that executes a signature page, or is otherwise a party, to the RSA.

147. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

148. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

149. “Unsecured Claim” means any Claim that is not an Administrative Claim, a Professional Fee Claim, a Secured Tax Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim, a Mineral Contractor Claim, a Secured Lender Claim, or a DIP Facility Claim.

150. “Unsecured Claims Representative” means the one person to be appointed by the Committee, with the consent of the Debtors or Reorganized Debtors, as applicable, and the Required Supporting Creditors (in each case, such consent not to be unreasonably withheld), on the Effective Date, as set forth in the Unsecured Creditor Agreement.

151. “Unsecured Claims Representative Fee Amount” means the fees and expenses incurred by the Unsecured Claims Representative to be deducted from the Unsecured Creditor Recovery Pool.

152. “Unsecured Convenience Class Claim” means, collectively: (a) any Unsecured Claim (including prepetition accrued interest) in the amount of $15,000 or less that does not elect on its ballot to be treated as a Class 6 General Unsecured Claim; or (b) any General Unsecured Claim (including prepetition accrued interest) in an amount in excess of $15,000 that the holder thereof, pursuant to such holder’s ballot or such other election accepted by the Debtors, elects to have reduced to the amount of $15,000 and to be treated as a Class 5 Unsecured Convenience Class Claim.

153. “Unsecured Creditor Agreement” means the agreement to be entered into by and among the Debtors and the Committee with respect to the post-Effective Date reconciliation, objection, settlement, and distribution of General Unsecured Claims, as described more fully in Article VI.F of the Plan, the agreement for which shall be substantially in the form set forth in the Plan Supplement and shall be in form and substance acceptable to the Debtors, the Committee, and the Required Supporting Creditors.

154. “Unsecured Creditor Cash Pool” means Cash in the amount of $30.5 million, plus any unused portion of the Convenience Class Recovery Pool.

155. “Unsecured Creditor Recovery Pool” means, collectively: (a) the Unsecured Creditor Cash Pool and (b) the Unsecured Creditor New Warrants.

156. “Unsecured Creditor New Warrants” means the 7-year, net share settled warrants to acquire up to four percent of the New Common Stock on a fully diluted basis at a strike price of $1.55 billion, or the proceeds thereof, which shall be issued in accordance with the Plan to the Unsecured Claims Representative for the benefit of the holders of Allowed Class 6 Claims on the terms set forth in the Warrant Agreement.

157. “Voting Deadline” means December 9, 2016 at 4:00 p.m. prevailing Central Time.

158. “Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants, the form of which shall be Filed pursuant to the Plan Supplement and which shall be in form and substance reasonably acceptable to the Debtors, the Committee, and the Required Supporting Creditors.

B.	Rules of Interpretation.

For purposes of this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (14) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.	Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.	Controlling Document.

In the event of an inconsistency between the Plan, and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan shall control (unless stated otherwise in such Plan document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, DIP Facility Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Except for Professional Fee Claims and DIP Facility Claims, and unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors no later than the Administrative Claim Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of the occurrence of the Effective Date. Objections to such requests must be Filed and served on the Reorganized Debtors and the requesting party by the later of (1) 180 days after the Effective Date and (2) 180 days after the Filing of the applicable request for payment of the Administrative Claims, if applicable. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior Bankruptcy Court orders, the Allowed amounts, if any, of Administrative Claims shall be determined by, and satisfied in accordance with an order of, the Bankruptcy Court.

Holders of Administrative Claims that are required to File and serve a request for such payment of such Administrative Claims that do not file and serve such a request by the Administrative Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date without the need for any objection from the Reorganized Debtors or any action by the Bankruptcy Court.

B.	DIP Facility Claims.

Except to the extent that a holder of an Allowed DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Facility Claim (subject to the last sentence of this Article II.B), each such Allowed DIP Facility Claim shall be paid in full in Cash by the Debtors on the Effective Date equal to the Allowed amount of such Claim and all commitments under the DIP Facility Loan Agreement shall terminate. For the avoidance of doubt, the DIP Facility Claims shall be Allowed in an aggregate principal amount with respect to drawn amounts under the DIP Facility (plus any unpaid accrued interest and unpaid fees, expenses and other obligations under the DIP Facility Loan Agreement as of the Effective Date). Upon the indefeasible payment or satisfaction in full in Cash of the DIP Facility Claims (other than any DIP Facility Claims based on the Debtors’ contingent obligations under the DIP Facility Loan Agreement for which no claim has been made) in accordance with the terms of this Plan, on the Effective Date all liens and security interests granted to secure such obligations shall be terminated and of no further force and effect. The Debtors’ contingent or unliquidated obligations under the DIP Facility Loan Agreement, to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the DIP Facility Agent, any affected lender under the DIP Facility Loan Agreement, or any other holder of a DIP Facility Claim, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

C.	Payment of Fees and Expenses Under DIP Orders or RSA

On the later of (1) the Effective Date and (2) the date on which such fees, expenses or disbursements would be required to be paid under the terms of the applicable DIP Facility Order or the RSA, the Debtors or Reorganized Debtors (as applicable) shall pay all fees, expenses and disbursements of (a) the Credit Agreement Agent, (b) the DIP Facility Agent, and (c) the Supporting Creditors, in each case, that have accrued and are unpaid as of the Effective Date and are required to be paid under or pursuant to the applicable DIP Facility Order or the RSA (including the fees and out-of-pocket expenses incurred by Davis Polk & Wardwell LLP, Diamond McCarthy LLP, FTI Consulting, Inc., Moelis & Company, Borden Ladner Gervais LLP, and Cox Hallett Wilkinson Limited). All payments of fees, expenses, or disbursements pursuant to this Article II.C shall be subject in all respects to the terms of the DIP Facility Order. The Debtors’ obligation to reimburse the Credit Agreement Agent, the Supporting Creditors, the DIP Facility Agent, and the DIP Facility Lenders under the DIP Facility Loan Agreement, the DIP Facility Order, and/or the RSA for all fees, expenses, and disbursements (including the fees and out-of-pocket expenses incurred by Davis Polk & Wardwell LLP, Diamond McCarthy LLP, FTI Consulting, Inc., Moelis & Company, Borden Ladner Gervais LLP, Cox Hallett Wilkinson Limited, and Egon Zehnder International Inc.), to the extent not indefeasibly paid in full in Cash on the Effective Date or otherwise satisfied by the Debtors in a manner acceptable to the DIP Facility Agent, the Supporting Creditors, the DIP Facility Agent, and the DIP Facility Lenders, as applicable, shall survive the Effective Date and shall not be released or discharged pursuant to the Plan or Confirmation Order, notwithstanding any provision hereof or thereof to the contrary.

D.	Professional Fee Claims.

1.	Final Fee Applications and Payment of Professional Fee Claims.

All requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court. The Reorganized Debtors shall pay Professional Fee Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Fee Amount on the Effective Date.

2.	Professional Fee Escrow Account.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Amount, which shall be funded by the Reorganized Debtors. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals. Such funds shall not be considered property of the Estates of the Debtors or the Reorganized Debtors. The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals by the Reorganized Debtors from the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed. When all such Allowed amounts owing to Professionals have been paid in full, any remaining amount in the Professional Fee Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3.	Professional Fee Amount.

Professionals shall reasonably estimate their unpaid Professional Fee Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of the Professional’s final request for payment of Filed Professional Fee Claims. If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Code.

In addition, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, continue to pay in Cash all post-Effective Date fees, expenses, and disbursements related to implementation, Consummation, and defense of the Plan incurred by (a) the Credit Agreement Agent, (b) the DIP Facility Agent, and (c) the Supporting Creditors (including the fees and out-of-pocket expenses incurred by Davis Polk & Wardwell LLP, Diamond McCarthy LLP, FTI Consulting, Inc., Moelis & Company, Borden Ladner Gervais LLP, and Cox Hallett Wilkinson Limited).

E.	Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II of the Plan, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights

Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 3	Mineral Contractor Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 4	Secured Lender Claims	Impaired	Entitled to Vote

Class 5	Unsecured Convenience Class Claims	Impaired	Entitled to Vote

Class 6	General Unsecured Claims	Impaired	Entitled to Vote

Class 7	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class 8	Interests in Debtors other than C&J Energy	Unimpaired/ Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

Class 9	Interests in C&J Energy	Impaired	Entitled to Vote

Class 10	Subordinated Securities Claims	Impaired	Entitled to Vote

B.	Treatment of Claims and Interests.

1.	Class 1 - Other Secured Claims

(a)	Classification: Class 1 consists of any Other Secured Claims against any Debtor.

(b)	Treatment: On the Effective Date, except to the extent that a holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Secured Claim, each holder of an Allowed Class 1 Claim shall receive, at the option of the applicable Debtor, with the consent (such consent not to be unreasonably withheld) of the Required Supporting Creditors:

(i)	payment in full in Cash of its Allowed Class 1 Claim;

(ii)	the collateral securing its Allowed Class 1 Claim;

(iii)	Reinstatement of its Allowed Class 1 Claim; or

(iv)	such other treatment rendering its Allowed Class 1 Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

2.	Class 2 - Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims against any Debtor.

(b)	Treatment: On the Effective Date, except to the extent that a holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Priority Claim, each holder of an Allowed Class 2 Claim shall receive Cash in an amount equal to such Allowed Class 2 Claim on the later of:

(i)	the Effective Date; or

(ii)	the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Class 2 Claim.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.	Class 3 - Mineral Contractor Claims

(a)	Classification: Class 3 consists of Mineral Contractor Claims against any Debtor.

(b)	Treatment: On the Effective Date, except to the extent that a holder of an Allowed Mineral Contractor Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Mineral Contractor Claim, to the extent not already satisfied pursuant to a prior order of the Bankruptcy Court, each holder of an Allowed Class 3 Claim shall receive, in consultation with the Committee through the Effective Date, and the Unsecured Claims Representative thereafter, Cash in an amount equal to such Allowed Class 3 Claim on the later of:

(i)	the Effective Date; or

(ii)	the date due in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Class 3 Claim.

(c)	Voting: Class 3 is Unimpaired under the Plan. Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

4.	Class 4 – Secured Lender Claims

(a)	Classification: Class 4 consists of all Secured Lender Claims.

(b)	Allowance: The Lender Claims shall be Allowed in an aggregate principal amount of $1,333,800,000 (plus any drawn or outstanding letters of credit, unpaid accrued interest and unpaid fees, expenses and other obligations under the Credit Agreement).

(c)	Treatment: On the Effective Date, except to the extent that a holder of an Allowed Secured Lender Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Secured Lender Claim, each holder of an Allowed Class 4 Claim shall receive:

(i)	its Pro Rata share of the New Common Equity Pool; and

(ii)	its Subscription Rights to purchase its Pro Rata share of the Rights Offerings Shares in accordance with the Rights Offering Procedures.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.

5.	Class 5 - Unsecured Convenience Class Claims

(a)	Classification: Class 5 consists of all Unsecured Convenience Class Claims against any Debtor.

(b)	Treatment: On the Effective Date, except to the extent that a holder of an Allowed Unsecured Convenience Class Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Unsecured Convenience Class Claim, each holder of an Allowed Class 5 Claim shall receive its Pro Rata share of the Convenience Class Recovery Pool up to 40% of such Allowed Class 5 Claim. Any funds remaining in the Convenience Class Recovery Pool after payment of all Allowed Class 5 Claims shall revert to the Unsecured Creditor Recovery Pool.

(c)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.

6.	Class 6 - General Unsecured Claims

(a)	Classification: Class 6 consists of all General Unsecured Claims against any Debtor.

(b)	Treatment: Except to the extent that a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each General Unsecured Claim, each holder of an Allowed Class 6 Claim shall receive its Pro Rata share of the Unsecured Creditor Recovery Pool, which distribution shall be made in accordance with Article VI.F of the Plan. In accordance with the Plan Settlement, the holders of Deficiency Lender Claims have agreed to forgo their right to receive their Pro Rata share of the Unsecured Creditor Recovery Pool; provided, however, that such holders shall be entitled to vote to accept or reject the Plan.

(c)	Voting: Class 6 is Impaired under the Plan. Holders of Allowed Claims in Class 6 are entitled to vote to accept or reject the Plan

7.	Class 7 - Intercompany Claims

(a)	Classification: Class 7 consists of all Intercompany Claims

(b)	Treatment: On the Effective Date, Class 7 Claims shall be, at the option of the Debtor, with the consent (such consent not to be unreasonably withheld) of the Required Supporting Creditors, either Reinstated or cancelled and released without any distribution.

(c)	Voting: Class 6 is Unimpaired if the Class 7 Claims are Reinstated or Impaired if the Class 6 Claims are cancelled. Holders of Class 7 Claims are conclusively deemed to have accepted or rejected the Plan pursuant to section 1126(f) or 1126(g) of the Bankruptcy Code. Holders of Class 7 Claims are not entitled to vote to accept or reject the Plan.

8.	Class 8 - Interests in Debtors other than C&J Energy

(a)	Classification: Class 8 consists of all Interests in Debtors other than C&J Energy.

(b)	Treatment: On the Effective Date, Class 8 Interests shall be, at the option of the Debtor, with the consent (such consent not to be unreasonably withheld) of the Required Supporting Creditors, either Reinstated or cancelled and released without any distribution.

(c)	Voting: Class 8 is Unimpaired if the Class 8 Claims are Reinstated or Impaired if the Class 8 Claims are cancelled. Holders of Class 8 Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Class 8 Interests are not entitled to vote to accept or reject the Plan.

9.	Class 9 - Interests in C&J Energy

(a)	Classification: Class 9 consists of all Interests in C&J Energy.

(b)	Treatment: On the Effective Date, except to the extent that a holder of Interests in C&J Energy agrees to a less favorable treatment, in full and final satisfaction, compromise,

settlement, release, and discharge of and in exchange for each Interest in C&J Energy, each holder of an Allowed Class 9 Interest shall receive its Pro Rata (calculated based on the aggregate amount of Allowed Class 9 Interests and Allowed Class 10 Claims) share of the Interest Holder New Warrants.

(c)	Voting: Class 9 Interests are Impaired under the Plan. Holders of Class 9 Interests are entitled to vote to accept or reject the Plan.

10.	Class 10 – Subordinated Securities Claims

(a)	Classification: Class 10 consists of all Subordinated Securities Claims.

(b)	Treatment: On the Effective Date, except to the extent that a holder of a Class 10 Claim agrees to less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Class 10 Claim, each holder of an Allowed Class 10 Claim shall receive its Pro Rata (calculated based on the aggregate amount of Allowed Class 9 Interests and Allowed Class 10 Claims) share of the Interest Holder New Warrants.

(c)	Voting: Class 10 Claims are Impaired under the Plan. Holders of Class 10 Claims are entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Voting Classes, Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

F.	Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience, for the ultimate benefit of the holders of New Common Stock, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor, unless otherwise assigned at the discretion of the Debtors to one of the Debtors or their Affiliates.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by Class 4. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, including (1) the Supporting Creditors’ agreement to (A) equitize approximately $1.4 billion of funded debt, (B) pay in full priority Claims and certain unsecured trade Claims, including all Claims that the Debtors were authorized to pay under any prior orders entered by the Bankruptcy Court in the Chapter 11 Cases, (C) fund the Unsecured Creditor Recovery Pool for the benefit of Allowed General Unsecured Claims, and (D) forgo any claim for the diminution in value of their Prepetition Collateral (as defined in the DIP Facility Order), (2) the holders of Deficiency Lender Claims’ agreement to forgo their Pro Rata share of the Unsecured Creditor Recovery Pool, (3) the Backstop Parties’ agreement to backstop the Rights Offering to provide the Debtors with a flexible and sustainable capital structure, and (4) the Committee’s agreement to (A) support and take actions necessary to obtain Bankruptcy Court approval of the Plan and Disclosure Statement, (B) not object to the Debtors’ senior executive incentive plan, as modified by the Debtors and the Required Supporting Creditors and (C) abate all discovery requests and suspend all discovery efforts with respect to the Debtors, the holders of Lender Claims, and their respective representatives. Upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the Secured Lender Claims and (2) any claim to avoid, subordinate, or disallow any Secured Lender Claim or Deficiency Lender Claim, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise (collectively, the “Plan Settlement”). The Plan shall be deemed a motion to approve the Plan Settlement pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Plan Settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court the Plan Settlement is fair, equitable, reasonable and in the best interests of the Debtors and their Estates. Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

B.	Restructuring Transactions.

On the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into any transaction and shall take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan, including the Rights Offering, the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions (collectively, the “Restructuring Transactions”). The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.

C.	Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt its New Organizational Documents and the Management Incentive Plan. The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

D.	Sources of Consideration for Plan Distributions.

The Reorganized Debtors shall fund distributions under the Plan with: (1) Cash on hand, including Cash from operations; (2) the New Common Stock; (3) the Subscription Rights; (4) the proceeds from the Rights Offering; (5) the New Warrants, as applicable; and (6) the proceeds from the Exit Facility, as applicable.

1.	Issuance of New Common Stock.

The issuance of the New Common Stock, including options, or other equity awards, if any, reserved for the Management Incentive Plan, by Reorganized C&J Energy is authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests. Reorganized C&J Energy shall be authorized to issue certain number of shares of New Common Stock pursuant to its New Organizational Documents. On the Effective Date, the Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the shares of New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. The Debtors and the Reorganized Debtors shall use commercially reasonable efforts to cause the New Common Stock to become publicly traded and listed on a national securities exchange on or as soon as reasonably practicable after the Effective Date.

2.	Rights Offering.

On the Effective Date, Reorganized C&J Energy shall consummate the Rights Offering, through which each participant shall have the opportunity, subject to the terms and conditions set forth in the Plan and the Rights Offering Procedures, to purchase the Rights Offering Shares. The Backstop Parties will backstop the New Money Investment in accordance with the terms and conditions of the Backstop Commitment Agreement. Certain holders of Allowed Secured Lender Claims and Reorganized C&J Energy will also enter into the Registration Rights Agreement in connection with the Backstop Commitment Agreement.

3.	Issuance of New Warrants.

On the Effective Date, Reorganized C&J Energy shall issue the Interest Holder New Warrants to the holders of Interests in C&J Energy in Class 9 and holders of Subordinated Securities Claims in Class 10, in accordance with the Warrant Agreement. After the Effective Date, Reorganized C&J Energy shall issue the Unsecured Creditor New Warrants in accordance with the Confirmation Order, the Unsecured Creditor Agreement, and the Warrant Agreement. All of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

4.	Exit Facility

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which will be set forth in the Exit Facility Documents, provided that the Debtors or the Reorganized Debtors and the Required Supporting Creditors agree that such a facility is in the best interests of the Reorganized Debtors.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Court, (i) execute and deliver those documents necessary or appropriate to obtain the Exit Facility, including the Exit Facility Documents and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as (A) the Debtors, with the consent of the Required Supporting Creditors or (B) Reorganized Debtors (the foregoing (A) or (B) as applicable), may deem to be necessary to consummate the Exit Facility.

E.	Corporate Existence.

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

F.	Vesting of Assets in the Reorganized Debtors and Unsecured Claims Representative.

Except as otherwise provided in the Plan, Exit Facility Documents, or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor (or, with respect to the Unsecured Creditor Recovery Pool, the Unsecured Claims Representative), free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including credit agreements and indentures, shall be cancelled and the obligations of the Debtors and any non-Debtor affiliate thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect. Holders of or parties to such cancelled instruments, securities, and other documentation will have no rights arising from or relating to such instruments, securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan. Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI, the DIP Facility Loan Agreement and the Credit Agreement shall continue in effect solely to the extent necessary to: (1) permit holders of Claims under either the DIP Facility Loan Agreement or the Credit Agreement to receive Plan Distributions; (2) permit the Reorganized Debtors, the DIP Facility Agent, and the Credit Agreement Agent to make Plan Distributions on account of the Allowed Claims under the DIP Facility Loan Agreement and the Credit Agreement, as applicable, and deduct therefrom such reasonable compensation, fees, and expenses (a) due to the DIP Facility Agent or Credit Agreement Agent under the DIP Facility Loan Agreement or the Credit Agreement, as applicable, or (b) incurred by the DIP Facility Agent or Credit Agreement Agent in making such Plan Distributions; and (3) permit the DIP Facility Agent and the Credit Agreement Agent to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan. Except as provided in this Plan (including Article VI of this Plan), on the Effective Date, the DIP Facility Agent, the Credit Agreement Agent, and their respective agents, successors and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the DIP Facility Loan Agreement and the Credit Agreement, as applicable. The commitments and obligations (if any) of the Lenders and/or the DIP Facility Lenders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the DIP Facility Loan Agreement or the Credit Agreement, as applicable, shall fully terminate and be of no further force or effect on the Effective Date. To the extent that any provision of the DIP Facility Agreement or DIP Facility Order are of a type that survives repayment of the subject indebtedness, such provisions shall remain in effect notwithstanding satisfaction of the DIP Facility Claims.

H.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Employment Obligations; (2) selection of the directors and officers for the Reorganized Debtors; (3) the distribution of the New Common Stock and the Subscription Rights; (4) implementation of the Restructuring Transactions, including the Rights Offering; (5) adoption of the Management Incentive Plan; (6) issuance of the New Warrants, as applicable; (7) entry into the Warrant Agreement, the Registration Rights Agreement, the Unsecured Creditor Agreement, and the Exit Facility Documents, as applicable; (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (9) adoption of the New Organizational Documents; (10) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (11) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the New Organizational Documents, the New Warrants and the Warrant Agreement (as applicable), the Exit Facility Documents (as applicable), the Registration Rights Agreement, the Unsecured Creditor Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.H shall be effective notwithstanding any requirements under non-bankruptcy law.

I.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be amended in a manner acceptable to the Debtors and the Required Supporting Creditors, as may be necessary to effectuate the transactions contemplated by the Plan. Each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation in accordance with the corporate laws of the respective state, province, or country of incorporation. The New Organizational Documents will prohibit the issuance of non-voting equity securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code. For the avoidance of doubt, the New Organizational Documents shall be consistent with the Restructuring Term Sheet and shall be included as exhibits to the Plan Supplement.

J.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Board, and the officers of each of the Reorganized Debtors shall be appointed by the Supporting Creditors in accordance with the respective New Organizational Documents. The New Board shall initially consist of seven members. The members of the New Board will be identified in the Plan Supplement, to the extent known at the time of filing; provided, however, that the Reorganized Debtor’s chief executive officer shall be a member of the New Board. In accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the New Board and any Person proposed to serve as an officer of the Reorganized Debtors shall be disclosed at or before the Confirmation Hearing, in each case to the extent the identity of such proposed director or officer is known at such time. To the extent any such director or officer of the Reorganized Debtors is an Insider, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

K.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

L.	Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for any or all of the Exit Facility, as applicable; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

M.	Director and Officer Liability Insurance.

On or before the Effective Date, the Debtors shall purchase and maintain directors, officers, managers, and employee liability tail coverage for the six-year period following the Effective Date on terms no less favorable than the Debtors’ existing director, officer, manager, and employee coverage and with an aggregate limit of liability upon the Effective Date of no less than the aggregate limit of liability under the existing director, officer, manager, and employee coverage upon placement. Reasonable directors and officers insurance policies shall remain in place in the ordinary course during the Chapter 11 Cases and from and after the Effective Date.

N.	Management Incentive Program.

On or as soon as reasonably practicable after the Effective Date, the Debtors shall adopt the Management Incentive Plan. The Management Incentive Plan shall provide for ten percent of the New Common Stock contemplated herein, on a fully diluted basis, to be issued to management of the Reorganized Debtors on or after the Effective Date, solely at the discretion of the New Board and on terms to be determined by the New Board (including with respect to allocation, timing, and structure of such issuance and the Management Incentive Plan).

O.	Employee and Retiree Benefits.

Unless otherwise provided herein or otherwise amended or modified as set forth in the Schedule of Assumed Executory Contracts and Unexpired Leases, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans; provided, however, that any employee Claims for which a Proof of Claim was required but not timely filed shall be excluded from this Article IV.O; provided further however, that unless otherwise provided in the Plan, all restricted stock agreements, non-qualified stock option agreements, and prepetition separation and release agreements between the Debtors and their employees are deemed non-executory and therefore shall not require assumption or rejection under the Plan; provided, further, however, that the Debtors reserve all rights thereunder. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

P.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII.

The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain such Causes of Action notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII of the Plan. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

Notwithstanding anything herein to the contrary, Avoidance Actions shall be preserved solely for purposes of setoff or recoupment against a Claim that would otherwise be Allowed, and in no event shall Avoidance Actions be pursued for purposes of seeking affirmative recoveries. Notwithstanding anything herein to the contrary, for the avoidance of doubt, the Reorganized Debtors shall not pursue any Avoidance Actions other than for purposes of setoff or recoupment against a Claim that would otherwise be Allowed.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, will be deemed rejected, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code and subject to the consent of the Required Supporting Creditors, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed or rejected by the Debtors; (2) are identified on the Schedule of Assumed Executory Contracts and Unexpired Leases; (3) are the subject of a motion to assume Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; (4) are subject to a motion to assume an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such assumption is after the Effective Date; or (5) are the subject of Article IV.O of the Plan; or (6) are one of the following type of agreements, all of which shall be deemed assumed even if not identified by clauses (1)-(5) above, unless specifically identified as rejected under the Schedule of Rejected Executory Contracts and Unexpired Leases: (a) confidentiality and non-disclosure agreements, (b) customer agreements, (c) software license agreements and affiliated contracts, (d) intercompany agreements and arrangements, and (e) alternative dispute resolution agreements. For the avoidance of doubt, the Debtors shall seek to assume or reject Executory Contracts and Unexpired Leases in consultation with the Supporting Creditors and with the consent (such consent not to be unreasonably withheld) of the Required Supporting Creditors.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute a Bankruptcy Order approving the assumptions or rejections of the Executory Contracts and Unexpired Leases set forth in the Plan, the Schedule of Assumed Executory Contracts and Unexpired Leases, or the Schedule of Rejected Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Rejected Executory Contracts and Unexpired Leases identified in this Article V and in the Plan Supplement at any time through and including 45 days after the Effective Date.

B.	Indemnification Obligations.

All indemnification provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation or formation, limited liability company agreements, other organizational documents, board resolutions, indemnification agreements, employment contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors, as applicable, shall be reinstated and remain intact, irrevocable, and shall survive the Effective Date on terms no less favorable to such current and former directors, officers, managers, employees, attorneys, accountants, investment bankers, and other professionals of the Debtors than the indemnification provisions in place prior to the Effective Date.

C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within 30 days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.5 hereof.

D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. At least ten days prior to the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors at least three days prior to the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

To the extent that any dispute with respect to the amount of any payments to cure any default with respect to any Executory Contract and Unexpired Lease to be assumed pursuant to the Plan is resolved or determined, including by entry of an order by the Court, in a manner that is not acceptable to the Debtors or Reorganized Debtors, as applicable, the Debtors or Reorganized Debtors, as applicable, may reject the applicable Executory Contract or Unexpired Lease within 20 days after such resolution or determination by filing and serving upon the counterparty to such Executory Contract or Unexpired Lease a notice of rejection. Upon service of such notice of rejection, such Executory Contract or Unexpired Lease shall be deemed to be rejected without the need for further action or an order from the Court, and such counterparty may thereafter file a proof of claim in the manner set forth in Article V.C of the Plan.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

E.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases.

F.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Schedule of Assumed Executory Contracts and Unexpired Leases or the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease under the Plan.

I.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

J.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each holder of an Allowed Claim or Allowed Interests (as applicable) shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests (as applicable) in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent.

All distributions under the Plan (other than with respect to any distributions to holders of Allowed Class 5 and Class 6 Claims, which distributions shall be made by the Unsecured Claims Representative) shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent and the Unsecured Claims Representative, as the case may be, shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent and the Unsecured Claims Representative, as the case may be, is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent and the Unsecured Claims Representative, as the case may be, shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent and the Unsecured Claims Representative, as applicable, by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent and the Unsecured Claims Representative, as the case may be, to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.	Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent (and, with respect to any distributions to holders of Allowed Class 5 and Class 6 Claims, the Unsecured Claims Representative) shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors and the Unsecured Claims Representative, as applicable; provided further, however, that the address for each holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that holder.

3.	Minimum Distributions.

No fractional shares of New Common Stock or New Warrants (as applicable) shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Common Stock or New Warrants (as applicable) that is not a whole number, the actual distribution of shares of New Common Stock or New Warrants (as applicable) shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Stock or New Warrants (as applicable) to be distributed to holders of Allowed Claims and Allowed Interests (as applicable) shall be adjusted as necessary to account for the foregoing rounding. Further, no Cash payment of less than $50.00 shall be made to a holder of an Allowed Claim on account of such Allowed Claim.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent (and, with respect to holders of Allowed Class 5 and Class 6 Claims, the Unsecured Claims Representative) has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors (or, as relates to any unclaimed property or interests in property for Class 5 and Class 6, the Unsecured Claims Representative) automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment.

1. All distributions of the New Common Stock to the holders of Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Reorganized Debtors.

2. All distributions of the New Warrants, as applicable, to the holders of Allowed Claims and Allowed Interests under the Plan shall be made by the Disbursing Agent on behalf of the Reorganized Debtors.

3. All distributions of Cash to the holders of Allowed Claims under the Plan shall be made by the Disbursing Agent (and, with respect to Classes 5 and 6, the Unsecured Claims Representative) on behalf of the applicable Debtor.

4. At the option of the Disbursing Agent (and, with respect to Classes 5 and 6, the Unsecured Claims Representative), any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Distributions to Holders of Class 6 General Unsecured Claims.

1.	Unsecured Claims Representative.

On the Effective Date, (a) the Debtors and the Committee shall enter into the Unsecured Creditor Agreement, and (b) the Committee shall appoint the Unsecured Claims Representative consistent with the terms and conditions of the Unsecured Creditor Agreement and the Plan.

As set forth in the Unsecured Creditor Agreement, after the Effective Date, the Unsecured Claims Representative shall have the following rights and obligations with respect to the reconciliation, objection, settlement, and distribution decisions related to General Unsecured Claims: (a) consultation rights over all Claims reconciliation, objection, settlement, and distribution decisions related to General Unsecured Claims; (b) standing and the right to object to all General Unsecured Claims that exceed the Debtors’ books and records amount by the greater of 10% or $20,000; provided, however, that if the difference between the amount of holders’ asserted General Unsecured Claims and the Debtors’ books and records amount for General Unsecured Claims exceeds $250,000 in the aggregate, then the Unsecured Claims Representative may object to any General Unsecured Claims that have not otherwise been resolved; (c) standing and the right to litigate any Claim objections filed by the Committee (with the consent of the Debtors and the Required Supporting Creditors (such consent not to be unreasonably withheld)) prior to the Effective Date that remain pending as of the Effective Date; and (d) settlement of any General Unsecured Claim that results in the allowance of a General Unsecured Claim in excess of $500,000 shall be subject to the consent of the Unsecured Claims Representative. The Reorganized Debtors shall have a duty of good faith and reasonable cooperation regarding the reconciliation, objection, and settlement decisions related to General Unsecured Claims.

The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the Unsecured Claims Representative. Expenses incurred by the Unsecured Claims Representative, including the reasonable, documented fees and expenses of legal counsel to the Unsecured Claims Representative, shall be paid in Cash on a first priority basis from the Unsecured Creditor Recovery Pool (with no other recourse to the Debtors, the Reorganized Debtors, or any property transferred pursuant to the Plan). The Unsecured Claims Representative shall automatically terminate and cease to exist upon payment in full of all Allowed General Unsecured Claims (after reconciliation of all Disputed General Unsecured Claims). Upon termination of the Unsecured Claims Representative, such representative and its counsel, advisors, and agents shall be released and discharged from all of its postpetition rights and duties related to the Chapter 11 Cases, as set forth in the Unsecured Creditor Agreement.

2.	Distributions to Holders of Class 6 General Unsecured Claims.

(a) On or before the date that is 180 days after the Effective Date, the Unsecured Claims Representative shall distribute to each holder of an Allowed Class 6 General Unsecured Claim its Pro Rata share of (i) the Unsecured Creditor Recovery Pool, less (ii) the Class 6 Disputed Claims Reserve, less (iii) the Unsecured Claim Representative Fee Amount, and less (iv) any other reserves provided for in the Unsecured Creditor Agreement.

(b) Upon the completion of the Claims reconciliation process in accordance with the procedures set forth in Article VI.F.1 and Article VII of the Plan, the Unsecured Claims Representative shall distribute the Class 6 Disputed Claims Reserve to the holders of Allowed Class 6 General Unsecured Claims such that, after giving effect to such distribution, but subject to Article VI.F.2(c) below, each holder of an Allowed General Unsecured Claim shall have received its Pro Rata share of the Unsecured Creditor Recovery Pool as provided for in the Unsecured Creditor Agreement. When all Allowed General Unsecured Claims are paid in full, any amounts remaining in the Unsecured Creditor Recovery Pool shall revert to the Reorganized Debtors.

(c) Any holder of a Disputed Claim in Class 6 that ultimately becomes an Allowed Claim shall (i) receive no more from the Class 6 Disputed Claims Reserve than the amount reserved with respect to such Claim under Article VI.F.2(a) above; and (ii) not have recourse to the Debtors, the Reorganized Debtors, or any property transferred pursuant to the Plan (other than the Unsecured Creditor Recovery Pool and the Class 6 Disputed Claims Reserve).

3.	Monetization of Unsecured Creditor New Warrants.

The Reorganized Debtors shall hold the Unsecured Creditor New Warrants that are treated as part of the Unsecured Creditor Recovery Pool until such time as they are issued in accordance with this Confirmation Order, the Unsecured Creditor Agreement, and the Warrant Agreement. The Reorganized Debtors shall hold the Unsecured Creditor New Warrants solely for the benefit of the entity (i.e., the liquidating trust) created under the Unsecured Creditor Agreement (and the beneficiaries thereof), and the Unsecured Creditor New Warrants shall not be transferred (other than as directed by the Unsecured Claims Representative in his, her or its sole discretion), pledged to, or otherwise encumbered by any third parties. The Reorganized Debtors shall take all actions necessary to ensure that the Unsecured Creditor New Warrants remain unpledged, unencumbered and available at all times for issuance as directed by the Unsecured Claims Representative in his, her or its sole discretion, pursuant to this Confirmation Order, the Unsecured Creditor Agreement, and the Warrant Agreement.

The Unsecured Claims Representative shall provide written notice to the Reorganized Debtors of his, her, or its intent to seek issuance of the Unsecured Creditor New Warrants as far in advance of the date of issuance as reasonably practicable, but in no event, later than three (3) business days prior to the date of issuance requested in the written notice. Upon receipt of written notice by the Unsecured Claims Representative of his, her, or its intent to seek issuance of the Unsecured Creditor New Warrants on the date specified in such written notice, the Reorganized Debtors shall immediately begin taking all actions necessary to be in a position to issue the Unsecured Creditor New Warrants on the requested date. The Reorganized Debtors shall issue the Unsecured Creditor New Warrants as directed by the Unsecured Claims Representative in his, her or its sole discretion on the requested issuance date or such other time as may be agreed by the Unsecured Claims Representative. The Unsecured Claims Representative may, but is not required to, seek issuance of the Unsecured Creditor New Warrants to the Unsecured Creditor Recovery Pool and/or directly to any third party purchasers (not to exceed 10 parties in the event that the Unsecured Creditor New Warrants are to be issued by the Reorganized Debtors directly to third parties) transacting with the Unsecured Claims Representative to acquire all or a portion of the Unsecured Creditor New Warrants. Any direct issuance of the Unsecured Creditor New Warrants to any third party purchaser, as described above, shall be treated as if the Reorganized Debtors issued the Unsecured Creditor New Warrants to the liquidating trust created under the Unsecured Creditor Agreement, and then as if the liquidating trust assigned the Unsecured Creditor New Warrants to such third party. Except as provided for in the Plan and the Unsecured Creditor Agreement, the Reorganized Debtors shall not have any right to or interest in any consideration, including without limitation, cash proceeds, received by the Unsecured Claims Representative in exchange for issuance and monetization of the Unsecured Creditor New Warrants to any third parties, as directed by the Unsecured Claims Representative in his, her or its sole discretion.

To the extent the Reorganized Debtors or the Unsecured Claims Representative fails to abide by the terms of this Confirmation Order, the Unsecured Creditor Agreement, or the Warrant Agreement, as concerns the Unsecured Creditor New Warrants, the Reorganized Debtors or the Unsecured Claims Representative, as applicable, are hereby authorized to immediately exercise all of their, his, her, or its legal rights, including without limitation, filing suit against the Reorganized Debtors or Unsecured Claims Representative or other parties in the Bankruptcy Court, which shall retain exclusive jurisdiction, or take such other actions that the Unsecured Claims Representative or the Reorganized Debtors believe necessary in their, his, her, or its sole discretion.

4.	Treatment of Liquidating Trust.

On the Effective Date (or, with respect to the Unsecured Creditor Warrants, following the Effective Date in accordance with the terms of the Confirmation Order), the Liquidating Trust shall be funded with the Unsecured Creditor Recovery Pool.

It is intended that the Liquidating Trust be classified for federal income tax purposes as a “liquidating trust” within the meaning of Treasury Regulations Section 301.7701-4(d) and as a “grantor trust” within the meaning of Sections 671 through 677 of the Internal Revenue Code. In furtherance of this objective, the Unsecured Claims Representative shall, in its business judgment, make continuing best efforts not to unduly prolong the duration of the Liquidating Trust. All assets, as described in Section 2.3 of the Unsecured Creditor Agreement, held by the Liquidating Trust shall be deemed for federal income tax purposes to have been distributed by the Debtors or Reorganized Debtors on a Pro Rata share basis to holders of Allowed General Unsecured Claims in Class 6 of the Plan and then contributed by such holders to the Liquidating Trust in exchange for their interest in the Liquidating Trust. The deemed distribution and contribution of the assets shall take place in a manner as set forth in the Unsecured Creditor Agreement. All holders shall use the valuation of the assets transferred to the Liquidating Trust as established by the Unsecured Claims Representative for all federal income tax purposes. The Beneficiaries will be treated as the grantor of the Liquidating Trust. The Liquidating Trust will be responsible for filing information on behalf of the Liquidating Trust as grantor trust pursuant to Treasury Regulation Section 1.671-4(a). The foregoing treatment shall also apply, to the extent permitted by applicable law, for all state, provincial, territorial, non-U.S., and local income tax purposes. Further, the Liquidating Trust is intended to comply with the conditions and the requirements set forth in Rev. Proc. 94-45, 1994-2 CB 684.

As soon as reasonably practicable following the Effective Date, (a) the Unsecured Claims Representative will determine the fair market value of the Unsecured Creditor Recovery Pool (other than Cash) as of the Effective Date, based on a good faith determination and the advice of any professionals retained by the Unsecured Claims Representative for such purpose, and (b) the Unsecured Claims Representative shall notify the Debtors, the Reorganized Debtors, and the Beneficiaries of such valuation. Such valuation must be utilized by the Debtors, the Reorganized Debtors, the Unsecured Claims Representative, and the Beneficiaries for all U.S. federal income tax purposes.

Other than with respect to the Disputed Claims Reserve, allocations of taxable income with respect to the Liquidating Trust shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (without regard to any restriction on distributions described herein) if, immediately prior to such deemed distribution, the Liquidating Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the Beneficiaries, taking into account all prior and concurrent distributions from the Liquidating Trust. Similarly, taxable losses of the Liquidating Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets. The tax book value of the assets for this purpose shall equal their fair market value on the Effective Date or, if later, the date such assets were acquired by the assets, adjusted in either case in accordance with tax accounting principles prescribed by the applicable Internal Revenue Code provisions, the Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

To the extent any remaining proceeds (after full satisfaction of the Beneficiaries’ Allowed Class 6 General Unsecured Claims and resolution of all Disputed General Unsecured Claims and payment of all other amounts that may reasonably be required to satisfy unpaid costs or expenses of the Unsecured Claims Representative entitled to be paid pursuant to the Unsecured Creditor Agreement, including any and all taxes and professionals’ fees and costs) are distributed to the Reorganized Debtors, the Liquidating Trust, the Unsecured Claims Representative and/or Beneficiaries shall not be responsible for paying any taxes on or associated with such remaining proceeds distributed to the Reorganized Debtors, and the Reorganized Debtors shall not look to the Unsecured Creditor Recovery Pool, the Liquidating Trust, the Unsecured Claims Representative or the Beneficiaries for payment or reimbursement of any such taxes. Any monetization of the Unsecured Creditor New Warrants shall be effective only after such warrants have been issued, and only to the extent the monetization is for the benefit of the Beneficiaries. For the avoidance of doubt, upon the monetization of the Unsecured Creditor New Warrants, the Beneficiaries shall only be liable for taxes to the extent that they receive any distributions and not with respect to any remaining funds distributed to the Reorganized Debtors in accordance with the Unsecured Creditor Agreement.

Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Unsecured Claims Representative of a private letter ruling if the Unsecured Claims Representative so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested), the Unsecured Claims Representative shall (a) timely elect to treat the Disputed Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (b) to the extent permitted by applicable law, report consistently with the foregoing for applicable state, provincial, territorial, non-U.S., and local income tax purposes.

In accordance with the Plan, the Unsecured Claims Representative shall cause the filing of tax returns for the Liquidating Trust, as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a); provided, however, that the Unsecured Claims Representative shall take all appropriate steps to file separate returns required with respect to the Disputed Claims Reserve.

G.	Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Stock issued to holders of Allowed Secured Lender Claims, the Rights Offering Shares, the shares of New Common Stock issued to the Backstop Parties as the Backstop Fee, the New Warrants and the shares of New Common Stock underlying the New Warrants (as applicable) (collectively, the “1145 Securities”), as contemplated by Article III.B of the Plan and Article XII.A of the Disclosure Statement, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable state or federal law requiring registration and/or prospectus delivery or qualification prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such 1145 Securities will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the Reorganized Debtors’ New Organizational Documents.

The Debtors submit that the issuance of all unsubscribed shares under the Rights Offering would not be exempted by section 1145 of the Bankruptcy Code and are instead issuable upon the exemption from registration provided under section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

H.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

I.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

J.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims against the Debtors, and no holder of a prepetition Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such prepetition Claim.

K.	Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

L.	Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and holder of Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder. In no event shall any holder of Claims against, or Interests in, the Debtors be entitled to recoup any such Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G of the Plan on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

M.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims.

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C.	Estimation of Claims and Interests.

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	Adjustment to Claims or Interests without Objection.

Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors and, with respect to Class 5 and 6 Claims, the Unsecured Claims Representative, without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims.

Any objections to Claims shall be Filed on or before the later of (1) 180 days after the Effective Date and (2) such other period of limitation as may be specifically fixed by the Debtors or the Reorganized Debtors, as applicable, or by a Final Order of the Bankruptcy Court for objecting to such claims.

F.	Disallowance of Claims or Interests.

Any Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code, or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and holders of such Claims or Interests may not receive any distributions on account of such Claims until such time as any objection to those Claims or Interests have been settled or a Bankruptcy Court order with respect thereto has been entered.

All Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim Filed after the Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely Filed by a Final Order.

G.	Amendments to Claims or Interests.

On or after the Effective Date, a Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors (or, with respect to any Class 5 and 6 Claims, the Unsecured Claims Representative) and any such new or amended Claim or Interest Filed shall be deemed disallowed in full and expunged without any further action.

H.	No Distributions Pending Allowance.

If an objection to a Claim or Interest or portion thereof is Filed as set forth in Article VII.B hereof, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or portion thereof unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

I.	Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Interest (as applicable) in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent (and, with respect to any Class 5 or 6 Disputed Claims, the Unsecured Claims Representative) shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Release of Liens.

Except as otherwise provided in the Exit Facility Documents, the Plan, or any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.1 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

C.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, including any derivative claims, asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Merger, the Rights Offering, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Rights Offering, the Exit Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, the Plan, or the Plan Settlement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything contained herein to the contrary, the foregoing release does not release any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article VIII.C by the Debtors, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in this Article VIII.C is: (1) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (2) in the best interests of the Debtors and all holders of Interests and Claims; (3) fair, equitable, and reasonable; (4) given and made after due notice and opportunity for hearing; and (5) a bar to any of the Debtors or Reorganized Debtors asserting any claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

D.	Releases by Holders of Claims and Interests.

As of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the Merger, the Rights Offering, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the DIP Facility, the Rights Offering, the Exit Facility, the Plan (including, for the avoidance of doubt, the Plan Supplement and the Plan Settlement), or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, the DIP Facility, the Plan, or the Plan Settlement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything contained herein to the contrary, the foregoing release does not release any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases described in this Article VIII.D, which includes by reference each of the related provisions and definitions contained in this Plan, and further, shall constitute its finding that each release described in this Article VIII.D is: (1) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Claims; (2) in the best interests of the Debtors and all holders of Interests and Claims; (3) fair, equitable, and reasonable; (4) given and made after due notice and opportunity for hearing; and (5) a bar to any of the Debtors or Reorganized Debtors asserting any claim, Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their property.

E.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Settlement, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan; provided, however, that the foregoing shall not enjoin any Supporting Creditor from exercising any of its rights or remedies under the RSA in accordance with the terms thereof. Each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F of the Plan.

G.	SEC Rights Reserved.

Nothing in the Plan or the Confirmation Order (i) releases any entity other than a Debtor from any claim or Cause of Action of the SEC; (ii) enjoins, limits, impairs or delays the SEC from commencing or continuing any claims, Causes of Action, proceedings or investigations against any Entity other than a Debtor in any forum; or, (iii) precludes the SEC from pursuing injunctive or other non-monetary relief against the Reorganized Debtors with respect to acts taking place before or after the Effective Date.

H.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

J.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1. the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Required Supporting Creditors and the Committee, and shall;

(a)	authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)	authorize the Debtors, as applicable or necessary, to: (i) implement the Restructuring Transactions, including the Rights Offering; (ii) distribute the New Warrants, and the New Common Stock pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan, including Cash, the New Warrants, the Subscription Rights, and the New Common Stock; and (iv) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement, including the Exit Facility and the Management Incentive Plan;

(d)	authorize the implementation of the Plan in accordance with its terms; and

(e)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax; and

2. the Canadian Court shall have entered an order recognizing the Confirmation Order in form and substance acceptable to the Required Supporting Creditors, and such order shall have become a Final Order;

3. the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

4. the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been Filed in a manner consistent in all material respects with the RSA, the Restructuring Term Sheet, and the Plan and shall be in form and substance acceptable to the Debtors, the Required Supporting Creditors, and the Committee to the extent required under the Plan;

5. the RSA shall remain in full force and effect;

6. all professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Fee Escrow Account pending approval by the Bankruptcy Court;

7. all professional fees and expenses of the advisors to the Required Supporting Creditors (including Davis Polk & Wardwell LLP, Moelis & Company LLC, FTI Consulting, Inc., Diamond McCarthy LLP, Borden Ladner Gervais LLP, Cox Hallett Wilkinson Limited, and one executive search firm retained by the Required Supporting Creditors in connection with the appointment of the New Board), the Credit Agreement Agent, the DIP Facility Lenders, the DIP Facility Agent, and any and all other advisors entitled to payment pursuant to the terms and conditions of the RSA shall have been paid in full;

8. each Non-Debtor Loan Party shall have been released from its obligations under the Credit Agreement and the other Credit Agreement Documents pursuant to the terms thereof; and

9. the Debtors shall have implemented the Restructuring Transactions, including the Rights Offering, and all transactions contemplated herein, in a manner consistent in all respects with the RSA, the Restructuring Term Sheet, and the Plan, pursuant to documentation acceptable to the Debtors and the Required Supporting Creditors.

B.	Waiver of Conditions.

The conditions to Confirmation and Consummation set forth in this Article IX may be waived only with the prior written consent of the Required Supporting Creditors, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan; provided, however, that the conditions precedent to the Effective Date set forth in Articles IX.A.1 and IX.A.4 may not be waived without the consent of the Committee.

C.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors, with the consent of the Required Supporting Creditors and the Committee, reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan. Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the consent of the Committee and the Required Supporting Creditors, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII hereof and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.M hereof;

13. enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15. enter an order concluding or closing the Chapter 11 Cases;

16. adjudicate any and all disputes arising from or relating to distributions under the Plan;

17. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and released granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

22. enforce all orders previously entered by the Bankruptcy Court; and

23. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date and upon the appointment of the Unsecured Claims Representative, any statutory committee appointed in the Chapter 11 Cases, including the Committee, shall (other than for purposes of filing final fee applications and obtaining Bankruptcy Court approval of same) dissolve and members thereof shall be released, exculpated and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

E.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	if to the Debtors, to:

CJ Holding Co.

3990 Rogerdale,

Houston, Texas 77042

Attention: Danielle Hunter, General Counsel

Email address: Danielle.Hunter@cjes.com

with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Facsimile: (312) 862-2200

Attention: Marc Kieselstein, P.C., Chad J. Husnick, and Emily E. Geier

E-mail addresses: marc.kieselstein@kirkland.com, chad.husnick@kirkland.com, and

emily.geier@kirkland.com

and

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Suite 2200

Los Angeles, California 90067

Attention: Bernard R. Given and Lance Jurich

E-mail addresses: bgiven@loeb.com and ljurich@loeb.com

2.	if to a Supporting Creditor:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Timothy Graulich, Damian Schaible, Steven Szanzer, and David Schiff

E-mail addresses: timothy.graulich@davispolk.com, damian.schaible@davispolk.com, steven.szanzer@davispolk.com, and david.schiff@davispolk.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement.

Except as otherwise indicated, the Plan (including, for the avoidance of doubt, the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at www.donlinrecano.com/cjenergy or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ and Required Supporting Creditors’ consent; and (3) nonseverable and mutually dependent.

L.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.	Waiver or Estoppel.

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

Dated: December 15, 2016	C&J ENERGY SERVICES, LTD.

on behalf of itself and all other Debtors

/s/ Mark Cashiola
Mark Cashiola
Chief Financial Officer